UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 8, 2010

DEERFIELD CAPITAL CORP.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-32551	20-2008622
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6250 North River Road, Rosemont, Illinois		60018
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(773) 380-1600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On February 5, 2010, Deerfield Capital Corp. (the "Company"), on behalf of its wholly-owned indirect subsidiaries Deerfield Capital Trust I, Deerfield Capital Trust II and Deerfield Capital Trust III (the "Issuers"), entered into an agreement with Taberna Capital Management, LLC ("Taberna"), as collateral manager for the holders of the trust preferred securities issued by the Issuers (the "Trust Preferred Securities") to negotiate in good faith definitive agreements to effect the proposed exchange transactions described below for each Issuer (the "Exchange Proposal").

The Company has made a proposal to Taberna, on behalf of the holders of the Trust Preferred Securities, to exchange the entire $120,000,000 aggregate outstanding amount of Trust Preferred Securities for junior subordinated notes issued by the Company or its affiliate with (a) a fixed interest rate of 100 basis points (1.00%) per annum, payable quarterly in accordance with existing terms of the Trust Preferred Securities commencing on April 30, 2010 and continuing for the 20 fiscal quarters thereafter ending on April 30, 2015 (the "Low Coupon Period"), and (b) thereafter, variable interest rates equal to the existing interest rates on the Trust Preferred Securities (the "Existing Rates"), payable quarterly until maturity (the "New Notes"). In addition, certain minimum net worth and other covenants to which the Trust Preferred Securities are currently subject will be replaced with certain new requirements with respect to the New Notes, including, without limitation, (a) a cross default with any newly issued senior or pari passu debt of the Company, (b) a covenant to maintain all asset management activities within the Company, (c) that, if prior to December 2012, the Company fails to enter into one or more actions which will result in, among other things, (i) an increase in interest coverage for the Company, (ii) a reduction in the debt to equity ratio of the Company and (iii) an improvement of pro forma consolidated net worth of the Company, then the Low Coupon Period will terminate and the interest rate on the New Notes will automatically increase to the Existing Rate and (d) restrictions on the payment of dividends both during and after the Low Coupon Period. As previously stated, the Company continues to explore strategic opportunities in order to maximize value for stockholders. These strategic opportunities could include asset acquisitions, mergers, the repurchase or redemption of some or all of the Company’s outstanding debt, and debt or equity capital raises that could satisfy the above conditions. There is no assurance that the Company will complete any of these or other strategic opportunities.

The Company has agreed to pay an amount up to 1% of the aggregate par amount of the New Notes to cover the outside legal and financial advisory costs incurred in drafting and negotiating the documents evidencing the transactions and to cover underwriting, placement and other due diligence costs incurred solely with respect to the exchange transactions.

The terms of the Exchange Proposal described above are preliminary, subject to change and the receipt of various consents, and subject to the negotiation and execution of definitive agreements. The terms of any definitive agreements may change substantially from the terms of the Exchange Proposal described above, and no assurances can be given that definitive agreements will be executed or that the Exchange Proposal will be completed on the terms described above or at all.

In addition, consummation of the Exchange Proposal is subject to conditions including, but not limited to: (i) no material adverse change prior to closing in the financial condition of the Issuers, its subsidiaries or any other affiliates thereof, or in the assets of any of the foregoing or any replacement collateral (as applicable), (ii) completion and execution of documentation acceptable to Taberna and the Company evidencing the transaction, (iii) the absence of any material disruption or material adverse change in current financial, banking or capital markets that, in the sole judgment of Taberna, could materially impair the value of any securities or collateral delivered to Taberna pursuant to the transactions, and (iv) the accuracy of representations and warranties made by the Issuers, its subsidiaries and any other affiliates thereof.

The information in Item 7.01 of this Current Report on Form 8-K shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities under that Section. Furthermore, the information in Item 7.01 of this Current Report on Form 8-K shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEERFIELD CAPITAL CORP.

February 8, 2010	By:	/s/ Robert A. Contreras

Name: Robert A. Contreras
Title: Senior Vice President, General Counsel and Secretary